EXHIBIT 3.3

ARTICLES OF AMENDMENT

TO THE CHARTER OF

THE DIXIE GROUP, INC.

Pursuant to Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation hereby submits the following Articles of Amendment stating as follows:

1. The name of the corporation is The Dixie Group, Inc.

2. The text of Part I, Section 3 of the Charter is amended to read as follows:

"3. The purpose of the Corporation is to engage in any lawful business for which Corporations may be organized under the Tennessee General Corporation Act."

3. The amendment was duly adopted by the Board of Directors of the corporation on May 1, 2003.

4. The amendment was duly adopted by the Shareholders of the corporation on May 1, 2003.

Dated this 27th day of May, 2003.

THE DIXIE GROUP, INC.

By:    /s/ Gary A. Hamon
Gary A. Harmon, Vice President and CFO